Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Hycroft Mining Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share
	— 2025 Performance and Incentive Pay Plan	Other(2)	3,990,281	(3)	$31.234	(5)	$124,632,437.00	$0.0001381	$17,211.74
	— Amended and Restated 2020 Performance and Incentive Pay Plan	Other(2)	728,974	(4)	$31.234	(5)	$22,768,773.90	$0.0001381	$3,144.37

Total Offering Amounts							$147,401,210.90		$20,356.11
Total Fee Offsets									—
Net Fee Due									$20,356.11

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Class A common stock.

(2)	Rule 457(c) and Rule 457(h).

(3)	Shares of Class A common stock reserved for issuance under the Hycroft Mining Holding Corporation 2025 Performance and Incentive Pay Plan (the “2025 Plan”) consist of (a) 3,500,000 shares of Class A common stock reserved for future issuance under the 2025 Plan plus (b) 490,281 shares of Class A common stock previously reserved but unissued or subject to outstanding awards under the Amended and Restated HYMC 2020 Performance and Incentive Pay Plan (the “2020 Plan”) that are now available or are estimated to become available for future issuance under the 2025 Plan. Pursuant to the terms of the 2025 Plan, any shares subject to outstanding awards originally granted under the 2020 Plan that are forfeited, terminate, expire, or lapse for any reason, or are settled for cash without the delivery of shares prior to exercise or settlement shall become available for issuance pursuant to share awards granted under the 2025 Plan, subject to certain limitations.

(4)	Represents shares of Class A common stock reserved for issuance pursuant to outstanding awards under the 2020 Plan as of the date of this Registration Statement. Any such shares of Class A common stock that are subject to awards under the 2020 Plan that are forfeited, terminate, expire, or lapse for any reason, or are settled for cash without the delivery of shares under the 2020 Plan will be available for issuance as Class A common stock under the 2025 Plan. See footnote (3) above.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. Based on the average of high ($34.168) and low ($28.30) sale prices of the common stock, as reported on The Nasdaq Capital Market on January 12, 2026, which date is within five business days prior to filing this registration statement, rounded up to $31.234 solely for purposes of calculating the registration fee.